EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Stan Froelich
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600
FOR IMMEDIATE RELEASE

              CONSOLIDATED GRAPHICS TO ACQUIRE IMAGE SYSTEMS, INC.
                             OF MILWAUKEE, WISCONSIN

     HOUSTON, TEXAS - March 26, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of a letter of intent to acquire Image Systems, Inc. of Milwaukee, Wisconsin. Image Systems is a high quality commercial printer serving a wide variety of corporate clients. Terms of the transaction were not disclosed.

     George Fiel, President of Image Systems, will remain with the company upon completion of the transaction. Discussing the announcement, Fiel said, "With Consolidated Graphics, we join the most successful group of commercial printing companies in the United States. They share our long-standing commitment to advanced printing technologies, a commitment that has created for us a competitive advantage in our market. As part of Consolidated Graphics we look forward to fully capitalizing on that advantage."

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, added, "Image Systems marks our entry into yet another strong printing market. George Fiel and his staff have dedicated themselves to providing their customers a superior product through hard work and a technology-driven focus on customer service. We are very pleased with their decision to join Consolidated Graphics."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 35 companies with annualized revenues in excess of $360 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.